Exhibit 99.2

Press Release
www.shire.com

Director/PDMR Shareholding

March 1, 2018 – Shire plc (LSE: SHP, NASDAQ: SHPG)

Notification of transactions by person discharging managerial responsibilities

1.	Details of the person discharging managerial responsibilities (“PDMR”) / person closely associated them (“PCA”)
a)	Name	Albert Stroucken / Gerda Stroucken
2.	Reason for the notification
a)	Position / status	Non-Executive Director (PDMR) / PCA of Albert Stroucken
b)	Initial notification / amendment	Initial notification
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction	Acquisition, by PDMR and PCA, of beneficial interest in ADSs by virtue of transfer from grantor retained annuity trust (“GRAT”). Mr. Stroucken is the sole trustee of the GRAT.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		$0	9,437
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	February 28, 2018
f)	Place of the transaction	N/A

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Christoph Brackmann	christoph.brackmann@shire.com	+41 795 432 359
Robert Coates	rcoates@shire.com	+44 203 549 0874
Sun Kim	sun.kim@shire.com	+1 617 588 8175
Media
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

NOTES TO EDITORS

About Shire

Shire is the global leader in serving patients with rare diseases. We strive to develop best-in-class therapies across a core of rare disease areas including hematology, immunology, genetic diseases, neuroscience, and internal medicine with growing therapeutic areas in ophthalmics and oncology. Our diversified capabilities enable us to reach patients in more than 100 countries who are struggling to live their lives to the fullest.

We feel a strong sense of urgency to address unmet medical needs and work tirelessly to improve people’s lives with medicines that have a meaningful impact on patients and all who support them on their journey.

www.shire.com